December 16, 2005	For Immediate Release
Park National Bank Unites Southwest Ohio Offices with Common Leadership
MILFORD, Ohio — Park National Corporation (AMEX: PRK) (Park) announced today that its First Clermont Division and southwest Ohio Park National Bank offices will unite as one division in the first quarter of 2006 and operate under the Park National Bank name. The division will have 10 full-service offices in Clermont, Hamilton, Butler and Montgomery counties and will be headquartered in Milford, Ohio.
Leading the division will be Doug Compton. Currently vice president with Park National Bank in Cincinnati, he will become President and CEO as Dan Earley retires from day-to-day activities at First Clermont and assumes the position of Board chairman of the division on March 1, 2006.
“We are excited to leverage the skills, abilities and resources of these two fine operations to better serve the needs of individuals, families and businesses in southwest Ohio,” commented Park Chairman C. Daniel DeLawder. “First Clermont customers in Greater Cincinnati will gain additional products and services, including trusts and cash management, and our Park National Bank customers in Cincinnati, West Chester and Centerville will gain additional operational support and expertise. Customers should experience a seamless transition, and all will benefit from the exceptional service and local management that Park and First Clermont customers know, expect and appreciate.”
“Dan Earley is an exceptional banker, and as President has grown First Clermont over the past 21 years into the leading community bank in Clermont County. We are delighted that he will continue his involvement, and appreciate his years of dedication and leadership to the bank and Greater Cincinnati,” DeLawder said. Mr. Earley has served on numerous boards including the Clermont Chamber of Commerce, Clermont 20/20, UC Clermont College, UC Foundation, Fine Arts Fund, Coalition for a Drug-Free Greater Cincinnati and John Q. Hammons Hotels, Inc.
Assuming the president and CEO position on March 1, Doug Compton is well equipped to lead area operations. “Doug’s years of commercial banking experience in Greater Cincinnati, northern Kentucky and Dayton combined with his previous leadership at another area bank makes him extremely qualified to guide our efforts in this market,” explained DeLawder. “We are pleased to have someone of Doug’s caliber lead our southwest Ohio operations.”
“I am honored to follow Dan Earley as president and CEO, and look forward to leading the combined organization when our 10 offices unite under a common name in early 2006,” said Doug Compton. “As part of the same holding company, our two organizations have a commitment to customer service, a focus on helping our customers succeed, and a dedication to the communities in which we operate. Our new structure will benefit customers, bank associates and the local communities in our market.”
Headquartered in Newark, Ohio, Park has more than $5.5 billion in assets (as of September 2005). Its family of 12 community-based banks and two specialty finance companies have 134 offices in 29 Ohio counties. Park’s subsidiaries include: The Park National Bank, Fairfield National Division, United Bank, N.A., The Richland Trust Company, Century National Bank, The First-Knox National Bank of Mount Vernon, Farmers and Savings Division, Second National Bank, The Security National Bank and Trust Co., Unity National Division, The Citizens National Bank of Urbana, First Clermont Division, Scope Aircraft Finance, and Guardian Finance. For more information: www.parknationalcorp.com.
Media contacts:
Ed Brady, Vice President, First Clermont Bank: 513-576-0600 or ed.brady@firstclermont.com
Bethany White, Park Communication Specialist 740-349-3754 or bbwhite@parknationalbank.com
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com